Exhibit (a)(1)(I)
MediPacific Offering $2.13 Per Share Plus One Contingent Value Right Per Share in Tender Offer for Pardes Biosciences
LARKSPUR, Calif. August 28, 2023 (BusinessWire) – As previously announced, on July 16, 2023, MediPacific Sub, Inc. (“Purchaser”) and MediPacific, Inc. (“Parent”), affiliates of Foresite Capital, entered into a definitive agreement and plan of merger (the “Merger Agreement”) with Pardes Biosciences, Inc. (Nasdaq: PRDS) (“Pardes”) whereby Purchaser agreed to acquire, subject to the terms of the Merger Agreement, Pardes for a price per share in cash, plus a non-tradeable contingent value right (the “CVR”) associated with any future monetization of Pardes’ COVID-19 antiviral portfolio and related intellectual property. Pursuant to the Merger Agreement, on July 28, 2023, Purchaser and Parent commenced a tender offer for any or all of Pardes’ outstanding shares of common stock (the “Offer”). The total cash amount that Purchaser will pay pursuant to the terms of the Offer is $2.13 per share (excluding any amount which may or may not be payable pursuant to the CVR). As a result, Pardes stockholders that tender their shares in the Offer will receive (i) $2.13 per share and (ii) one non-transferable CVR per share in accordance with the terms of the Offer.
Pursuant to the terms of the Merger Agreement, the Offer and related withdrawal rights will expire at one minute past 11:59 p.m. Eastern Time on August 30, 2023, unless the expiration date is further extended in accordance with the terms of the Merger Agreement.
Continental Stock Transfer & Trust Company, the depositary for the Offer, has advised Parent and Purchaser that as of 5:00 p.m., Eastern Time, on August 25, 2023, the last business day prior to this announcement, 8,162,903 shares of Pardes’ common stock, representing approximately 13.2% of the outstanding shares of Pardes common stock, have been validly tendered pursuant to the Offer and not properly withdrawn.
The closing of the Offer is subject to certain conditions, including the tender of Pardes shares representing at least a majority of the total number of outstanding shares not held by affiliates of Purchaser as of immediately following the consummation of the Offer; Pardes having at least $125 million of closing net cash; and other customary conditions. Immediately following the closing of the Offer, Pardes will merge with Purchaser, and all remaining shares not tendered in the Offer, other than dissenting shares and shares held by Purchaser or Pardes, will be converted into the right to receive the same cash and CVR consideration per share as is provided in the Offer. The acquisition is expected to close in the third quarter of 2023.
Cautionary Notice Regarding Forward-Looking Statements
This communication contains “forward-looking statements” relating to the proposed acquisition of Pardes by Purchaser. Such forward-looking statements include, but are not limited to, the ability of Purchaser and Pardes to complete the transactions contemplated by the Merger Agreement, including the parties’ ability to satisfy the conditions to the consummation of the Offer contemplated thereby and the other conditions set forth in the Merger Agreement, statements about the expected timetable for completing the transactions, the potential effects of the acquisition on both Purchaser and Pardes, the possibility that the conditions to payments under the CVRs will be met and the possibility of any termination of the Merger Agreement. In some cases, forward-looking statements may be identified by terminology such as “believe,” “may,” “will,” “should,” “predict,” “goal,” “strategy,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “seek” and similar expressions and variations thereof. These words are intended to identify forward-looking statements. Purchaser has based these forward-looking statements on current expectations and projections about future events, but there can be no guarantee that such expectations and projections will prove accurate in the future.
All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the Offer and the subsequent merger; uncertainties as to how many of Pardes’ stockholders unaffiliated with Purchaser will tender their shares in the Offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the merger and the Offer contemplated thereby may not be satisfied or waived; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances which would require Pardes to pay a termination fee; the effects of disruption from the transactions contemplated by the Merger Agreement; and the risk that stockholder litigation in connection with the Offer or the merger may result in significant costs of defense, indemnification and liability. Although Purchaser believes that the expectations reflected in such forward-looking statements are reasonable, it cannot guarantee future events, results, actions, levels of activity, performance or achievements, business and market conditions, the timing and results of any developments and whether the conditions to the closing of the proposed transaction are satisfied on the expected timetable or at all. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. Purchaser undertakes no obligation to publicly release any revisions to the forward-looking statements after the date hereof to conform these statements to actual results or revised expectations.
Additional Information and Where to Find It
This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell shares of common stock of Pardes or any other securities. This communication is also not a substitute for the Offer materials that Purchaser has filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Offer. On August 17, 2023, Purchaser filed with the SEC an amended and restated Tender Offer Statement on Schedule TO-T and a Transaction Statement on Schedule 13E-3 (together, as supplemented through the date hereof, the “Tender Offer Statement”), and Pardes filed with the SEC an amended and restated Solicitation/Recommendation Statement on Schedule 14D-9 (as supplemented through the date hereof, the “Solicitation/Recommendation Statement”) and amended and restated Schedule 13E-3 (as supplemented through the date hereof, the “Schedule 13E-3”).
PARDES’ STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT AND THE SCHEDULE 13E-3, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.
Pardes’ stockholders and other investors can obtain the Tender Offer Statement, the Solicitation/Recommendation Statement, the Schedule 13E-3 and other filed documents for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Pardes are available free of charge on the Investors page of Pardes’ website, www.pardesbio.com, or by contacting Pardes at ir@pardesbio.com. In addition, Pardes’ stockholders may obtain free copies of the Offer materials by contacting Innisfree M&A Incorporated, the information agent for the Offer. You may call Innisfree M&A Incorporated toll-free at (877) 800-5190. Banks and brokers may call collect at (212) 750-5833.
Media Contact:
Cindy Mesaros
press@foresitecapital.com
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